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EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement (Form S-3) and related Prospectus of Tyson Foods, Inc. for the registration of $40,000,000 of debt securities, of our reports dated November 14, 1997 with respect to the consolidated financial statements and schedule of Tyson Foods, Inc. included or incorporated in its Annual Report (Form 10-K) for the year ended September 27, 1997, filed with the Securities and Exchange Commission.

We also continue to consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-42525) and incorporated by reference in this registration statement.

                                       /s/ ERNST & YOUNG LLP
                                       ERNST & YOUNG

Little Rock, Arkansas
April 28, 1998